Exhibit 10.1

Exhibit D to the Fresenius Medical Care AG Supervisory Board Meeting Presentation “Management Board Compensation System 2024+” on March 14, 2024

Fresenius Medical Care AG

Management Board

Bonus Plan 2024+

(MBBP 2024+)

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1.	PREAMBLE AND PURPOSE
1.1

The supervisory board of Fresenius Medical Care AG (the Company) (the Supervisory Board) decided in March 2024 to establish a management board bonus plan for fiscal year 2024 and the consecutive fiscal years (the MBBP 2024+). The awards to be granted under the MBBP 2024+ may entitle the Participants to annual cash payments (the MBBP Awards).

1.2	This document contains the requirements, conditions and procedures for the grant, adjustment, payout and, as the case may be, claw back of the MBBP Awards (the Plan Conditions).
1.3

The MBBP 2024+ is established in addition to other compensation components and incentive programs (including, but not limited to, the Total Fixed Annual Remuneration and long-term incentive plans) and is specifically intended to function as the short-term annual bonus plan. In particular, the purpose of the MBBP 2024+ is to set effective incentives and reward the members of the management board of the Company (the Management Board) to exceed the Company’s ambitious target performance and ensure leadership in the global dialysis market under consideration of environmental, social and/or governance aspects.

1.4	Capitalized terms used in the Plan Conditions but not (otherwise) defined in the body of the Plan Conditions are defined in Clause 13.
2.	TERM OF MBBP 2024+

The MBBP 2024+ enters into effect as from 1 January 2024 under the condition precedent of the compensation system 2024+ (Vergütungssystem 2024+) for the members of the Management Board having been submitted for approval to the Company’s annual general meeting in 2024 and continues to apply unless modified or terminated by the Supervisory Board in accordance with the Plan Conditions.

3.	PARTICIPANTS

The participants of the MBBP 2024+ are the members of the Management Board (the Participants) as appointed from time to time.

4.	GRANT OF MBBP AWARDS

MBBP Awards shall be granted to the Participants subject to and based on a corresponding decision by the Supervisory Board and subject to, in particular, the achievement of ambitious performance targets (the Performance Targets) as set out in the respective Exhibits to the MBBP 2024+, as applicable to the MBBP Awards for a particular fiscal year.

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5.	TARGET BONUS

For the purpose of calculating the payout amount of the MBBP Award as set out in the respective Exhibits to the MBBP 2024+, as applicable to the MBBP Awards for a particular fiscal year, in general, the target bonus of the Participant’s Total Fixed Annual Remuneration of the fiscal year for which the MBBP Award shall be granted (the Target Bonus) shall be an amount equal to 105% of the Participant’s Total Fixed Annual Remuneration. The Supervisory Board may, however, determine the Target Bonus within the range between 100% and 125% of the Participant’s Total Fixed Annual Remuneration of the fiscal year for which the MBBP Award shall be granted. In case of an increase or decrease, as the case may be, of the Total Fixed Annual Remuneration during a fiscal year, the Target Bonus for the respective fiscal year shall be increased or decreased, as the case may be, on a pro rata temporis basis to ensure that the Target Bonus for each fiscal year amounts to the determined percentage rate of a Participant’s Total Fixed Annual Remuneration during such fiscal year.

6.	DETERMINATION, APPROVAL AND PAYOUT OF THE MBBP AWARD
6.1

The Management Board shall provide to the Supervisory Board a calculation of the achievement of the Performance Targets and of the amount of the MBBP Award for each Participant for the respective fiscal year in due time before the Award Day. The Supervisory Board verifies the presented figures on the Award Day and – if it agrees with the calculation – approves the MBBP Award for each Participant. A Participant shall become entitled to the MBBP Award only upon the Supervisory Board’s approval of such Participant’s MBBP Award for the respective fiscal year.

6.2

The Award Day shall be the calendar day on which the Supervisory Board (i) agrees on the adoption (Billigung) of the consolidated financial statements of the Company, (ii) agrees on the group management report and (iii) declares whether it has objections to the final non-financial Group report (or any successor corporate sustainability report), each for the respective fiscal year of the Company for which the respective MBBP Awards shall be calculated. If several days are considered as the Award Day, the last day is decisive.

6.3

Subject to the approval of the Supervisory Board pursuant to Clause 6.1, the MBBP Award for the respective fiscal year shall be paid out to the Participants within the next practicably feasible payroll cycle after the Award Day; provided however, that in any case the date of such payment shall be within the taxable year of the Participant that follows the taxable year during which the Performance Targets apply, for countries where the taxable year equals the calendar year.

6.4	All payments that have to be made to the Participant under and in

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accordance with the terms and conditions of the MBBP 2024+ shall be made to the account named by the Participant for the payment of his or her Total Fixed Annual Remuneration, or any other account the Company has been informed about in writing by the Participant. The MBBP Award payout shall be made in the currency or the currencies in which the respective Participant receives his or her Total Fixed Annual Remuneration as of the payment date.

6.5

The Supervisory Board may, for a period of three (3) years following the payout of an MBBP Award, determine that there is a justified case for claiming back such payout from the Participant in whole or in part, irrespective of whether the Participant is still in a service relationship with the Company at the time of such claims. Such justified cases may in particular exist in the event that the Participant has engaged in severe misconduct, or is otherwise responsible for non-dutiful conduct, in particular where such misconduct or non-dutiful conduct has resulted in damages for the Company. In addition, the Supervisory Board may claim back MBBP Awards paid out if, after payment, it is found that the audited and approved consolidated financial statements on which the calculation of the MBBP Award was based were erroneous and that a lower or no MBBP Award would have been due on the basis of corrected consolidated financial statements; in this case the Supervisory Board, without prejudice to sentence 1 of this Clause 6.5, may claim back MBBP Awards paid out during the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement. For the avoidance of doubt, Section 87 (2) of the German Stock Corporation Act (Aktiengesetz) and any entitlement of the Company to claim compensation or damages from the Participant as a consequence of a violation of duties by the Participant shall remain unaffected.

6.6

In addition to, and not in derogation of, Clause 6.5 the MBBP 2024+ shall be subject to recovery by the Company in accordance with the Fresenius Medical Care Global Incentive-Based Compensation Recovery Policy (the Policy), as the same may be amended, modified or amended and restated from time to time, provided, however, that notwithstanding the foregoing, no portion of any MBBP Award granted to or Received by a Participant upon satisfaction of any Performance Target that is not a Financial Measure shall be subject to recovery by the Company under the Policy. In the case of any MBBP Award for which the Overall Target Achievement is determined based on the achievement of both Performance Targets that are Financial Measures and Performance Targets that are not Financial Measures, the portion of such MBBP Award recoverable by the Company shall be determined by the weighting criteria set forth in the respective Exhibits to the MBBP 2024+.

By acceptance or Receipt of an MBBP Award pursuant to the MBBP 2024+, a Participant acknowledges (i) receipt of the Policy and (ii) that except as provided in the proviso to the first sentence of this Clause 6.6, MBBP

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Awards constitute Incentive-based Compensation, and agrees that in the event the Company is required to recover any portion of such MBBP Award as excess Incentive-based Compensation in accordance with the Policy, such recovery may be effected by demand for a cash payment in the amount of the excess Incentive-based Compensation Received by such Participant, by reducing the amount of any outstanding MBBP Award of the Participant (including any MBBP Award that has been Received by, but not paid to, the Participant), or by any other method provided for in, or contemplated by, the Policy.

In the event of any inconsistency between the terms of any grant under the MBBP 2024+ and the provisions of this Clause 6.6, this Clause 6.6 shall govern.

7.	MBBP AWARDS IN SPECIAL CASES
7.1	End of Term / Ordinary Termination / Termination by Mutual Agreement

If a Participant’s Service Agreement with the Company ends as a result of the end of the term of the Participant’s Service Agreement, an ordinary termination of the Service Agreement or a mutual agreement between the Participant and the Company to terminate the Service Agreement, the MBBP Award for the respective fiscal year shall be paid out to the Participant in accordance with Clause 6 pro rata temporis for the period until the day the Participant’s Service Agreement effectively ends.

7.2	Retirement and Occupational Disability

In case of Retirement or Occupational Disability, the MBBP Award for the respective fiscal year shall be paid out to the Participant in accordance with Clause 6 pro rata temporis for the period until the day the Participant’s Retirement or Occupational Disability takes effect. The Participant must provide adequate proof of his or her Occupational Disability to the Supervisory Board within three (3) months following the date of occurrence of the Occupational Disability; otherwise, the Supervisory Board may declare the MBBP Award to be forfeited.

7.3	Death

In case of the Participant’s death, the MBBP Award for the respective fiscal year shall be paid out to the Participant’s Heirs in accordance with Clause 6 pro rata temporis for the period until the day of the Participant’s death. The Heirs of the Participant are entitled to receive the payout of the MBBP Award if they give evidence of their entitlement to the Company within three (3) months after the Participant’s death; otherwise, the Supervisory Board may declare the MBBP Award to be forfeited.

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7.4	Termination for Good Cause / Revocation of Appointment for Good Cause

If the Company terminates the Participant’s Service Agreement for good cause (Kündigung aus wichtigem Grund), all entitlements to MBBP Awards shall be forfeited as per the day of the effectiveness of the termination. In case the Company revokes the Participant’s appointment as a member of the Management Board for good cause (Abberufung aus wichtigem Grund), but does not terminate the Participant’s Service Agreement for good cause, the MBBP Award for the respective fiscal year shall be paid out to the Participant in accordance with Clause 6 pro rata temporis for the period until the day of the effectiveness of the revocation of the Participant’s appointment as a member of the Management Board.

7.5	Special Cases

In special cases, the Supervisory Board shall be entitled to waive or deviate from the provisions in Clauses 7.1 to 7.4.

8.	TRANSFERABILITY

MBBP Awards granted under the Plan Conditions and MBBP Awards inherited according to Clause 7.3 are not transferable. Any purported assignment or disposal over MBBP Awards, such as the granting of sub-participations therein, pledging, granting usufruct rights (Nießbrauch) or the formation of a trust, shall be void and invalid. The same applies to legal transactions which are economically equal to a transfer or assignment.

9.	TAXES, CONTRIBUTIONS AND OTHER EXPENSES
9.1	General

All taxes or contributions incurred in connection with an MBBP Award shall be borne by the Participant or Participant’s successors in title, if legally permitted and subject to the reservation of relevant internal tax settlement guidelines and/or provisions agreed with the Participant. Any legal obligation of the Company or an Affiliated Company to pay income tax and other taxes or contributions on behalf of the Participant remains unaffected. The Company or Affiliated Companies are entitled for this purpose to deduct the necessary amounts from the remuneration of the Participant until the tax and contributions are completely repaid or to require the Participant to pay or provide for payment of at least the minimum amount of any taxes and contributions that the Company or an Affiliated Company may be required to withhold with respect to the MBBP Award. The Company can make the payout of MBBP Awards to the Participant conditional, inter alia, on evidence of payment of tax and/or contributions, or that adequate security is provided by the Participant. In

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this respect, the provisions of Section 38 (4) of the German Income Tax Act (Einkommensteuergesetz) are referred to. The Participant shall be responsible for his or her own tax advice prior to his or her participation in the MBBP 2024+. The Company or any Affiliated Company make no assurances and provide no guarantees concerning the existence or otherwise of any tax obligations. The Participant will receive from the Company a certificate as to the financial benefit received.

9.2	Foreign Participants in the MBBP 2024+

If the Participant is not liable for tax in Germany, the above provisions shall apply according to the applicable foreign tax law and/or double taxation agreements.

9.3	Section 162(m) U.S. Internal Revenue Code

If the Supervisory Board, in its sole discretion, determines at the request of the Management Board that the limitations on deductions under Section 162(m) of the U.S. Internal Revenue Code (the IRC) may apply to MBBP Awards granted to the Participant hereunder, the Supervisory Board shall be entitled to decide upon the grant of MBBP Awards made to the Participants.

10.	PROCEDURE AND ADJUSTMENT OF THE MBBP 2024+
10.1

The terms of the MBBP 2024+ shall be interpreted, waived, adjusted or otherwise administered by the Supervisory Board. For the sake of clarity, it is understood and agreed that this shall also entitle the Supervisory Board, based on its respective reasonable discretion, (i) to determine in certain cases (also beyond those that might be set out in the respective Exhibits to the MBBP 2024+) that any extraordinary commercial, tax or similar impacts that affect the level of the Overall Target Achievement in relation to individual grants shall in full or in part be disregarded for purposes of determining the Overall Target Achievement in relation to such grants and (ii) to cap grants and/or payments under the MBBP 2024+ in such extraordinary cases.

10.2

All acts of the Supervisory Board in connection with this MBBP 2024+ shall be performed in accordance with German law, the articles of association of the Company as well as the relevant rules of procedure.

10.3

The Plan Conditions shall be interpreted and administered in such a manner as to avoid incurring any excise taxes under Section 409A of the IRC, including without limitation the method for granting MBBP Awards and making adjustments under Clause 10.1 (provided such administration complies with any applicable laws). The Supervisory Board is entitled to adjust the Plan Conditions and/or the terms of an outstanding MBBP Award, in each case without the consent of the Participant (provided any

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such adjustment complies with any applicable laws), to the extent it reasonably determines that the adjustment is necessary or advisable in order to avoid excise taxes under Section 409A of the IRC.

11.	LIABILITY

The liability of the Company, its legal representatives, employees and agents for simple negligence and consequential loss and loss of profit is excluded.

12.	MISCELLANEOUS PROVISIONS
12.1	The MBBP 2024+ is subject exclusively to German law without regard to the rules on conflict of laws.
12.2	All provisions of the MBBP 2024+ are subject to the conditions that the resolution of the Supervisory Board on which it is based is legally valid and that the statutory conditions are fulfilled.
12.3

No provisions contained in the Plan Conditions (or in any documents referring to the MBBP 2024+ or Plan Conditions) transfer to a Participant any right to continuation of service with the Company or any of its Affiliated Companies within the FME Group. No service agreement can be deduced therefrom, nor shall it have any effect on the right of the Company or any Affiliated Company within the FME Group to change the remuneration or other benefits of such persons or to terminate the employment of such persons with or without notice. This applies with the proviso that the Plan Conditions or any document connected therewith will adversely influence any independent contractual right of these persons.

12.4

If any provision of the MBBP 2024+ is or becomes invalid or unenforceable on grounds other than that in Clause 12.2, or in the event that the MBBP 2024+ contains gaps, this shall not affect the validity of the remaining provisions of the MBBP 2024+. In that case, this clause shall apply to the effect that in lieu of the invalid or unenforceable provision or to repair an omission, such provision shall apply which most closely corresponds to the intended purpose of the MBBP 2024+.

12.5

References and headings attributed to individual sections and subsections of the Plan Conditions are solely for the purpose of easier reference. These headings are in no case significant or relevant for the interpretation of the Plan Conditions. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Words such as “hereunder” refer to the Plan Conditions as a whole and not to a specific provision of the Plan Conditions. The terms “including” and “in particular” introduce examples which shall not limit the generality of the term thus

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illustrated.

13.	DEFINITIONS

Affiliated Company means any company within FME Group with the exception of the Company.

Award Day shall have the meaning as defined in Clause 6.2.

Company shall have the meaning as defined in Clause 1.1.

Financial Measure shall have the meaning as defined in the Policy.

FME Group means the Company and its Affiliated Companies excluding, for the avoidance of doubt, (i) Fresenius SE & Co. KGaA, Bad Homburg, Germany, and (ii) companies affiliated with Fresenius SE & Co. KGaA in the meaning of Sections 15 ff. of the German Stock Corporation Act (Aktiengesetz) in any manner other than through the Company.

Heir means the person, the persons, the trust or trusts, which are nominated by a Participant or, if no such nomination is made, is or are entitled by will or law in the event of the death of a Participant, to receive the MBBP Award under the MBBP 2024+. The concept “heir” therefore also includes the executor appointed by will or the administrator appointed by the court, if no heir is named or is not in a position to act under the given circumstances.

Incentive-based Compensation shall have the meaning as defined in the Policy.

IRC shall have the meaning as defined in Clause 9.3.

Management Board shall have the meaning as defined in Clause 1.3.

MBBP 2024+ shall have the meaning as defined in Clause 1.1.

MBBP Award shall have the meaning as defined in Clause 1.1.

Occupational Disability means a condition in which the Participant is unable, for an indefinite period of time, to exercise his or her position as a member of the Management Board under normal conditions due to illness or disability.

Overall Target Achievement shall have the meaning as defined in the respective Exhibits to the MBBP 2024+.

Participants shall have the meaning as defined in Clause 3.

Performance Targets shall have the meaning as defined in Clause 4.

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Plan Conditions shall have the meaning as defined in Clause 1.2.

Policy shall have the meaning as defined in Clause 6.6.

Received, when used with respect to an MBBP Award, shall have the meaning as defined in the Policy, and Receipt when so used shall have commensurate meaning.

Retirement means cases in which the Participant has reached the age of 63 years, is no longer a member of the Management Board, his or her service relationship with the Company has definitively ended without having been dismissed and the Participant has not and will not engage in any further service or employment relationship with the Company, an Affiliated Company or any other company.

Service Agreement means the service agreement (including all annexes and exhibits) each Participant has entered into with the Company, governing the respective Participant’s rights and obligations as a member of the Management Board, as amended from time to time.

Supervisory Board shall have the meaning as defined in Clause 1.1.

Target Bonus shall have the meaning as defined in Clause 5.

Total Fixed Annual Remuneration shall have the meaning as defined in each Participant’s Service Agreement.

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